
ECOLOMONDO
Value your world

Investment Presentation

April 2016

NOTICE

This presentation is confidential and is being given solely for your information. No part of this presentation or the information contained herein may be reproduced, photocopied, redistributed or passed on, directly or indirectly, to any other person (whether within or outside your organization/firm) or published, in whole or in part, for any purpose.

Ecolomondo Corporation, Inc. (the "Company") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the Securities and Exchange Commission for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the Commission's website at www.sec.gov or by calling Chardan Capital Markets at (646) 465-9025.

This presentation contains certain statements that may be deemed to be "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Reference is made in particular to the descriptions of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward looking terminology such as "will", "would", "may", "should", "estimates", "expects", "believes", anticipates", "intends", "projects", "predicts", "targets", or similar terms, variations of such terms or the negatives of such terms. Forward looking statements are based on management's current expectations. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.

The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors including but not limited to those risks and uncertainties relating to the Company's business and industry, intellectual property and risks related to this offering and ownership of the Company's class A common shares. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities of the Company nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY IPO TERMS

Issuer	Ecolomondo Corporation Inc.
Type of Offering	Initial Public Offering
Book Running Manager	Chardan Capital Markets, LLC
Offering Price	$6.50 -$7.50
Offering amount	$13,000,000 - $15,000,000
Securities being Offered	2,000,000 Class A Common Shares*
Pre/Post Shares Outstanding	20,080,000 / 22,080,000 (22,380,000 w/overallotment)
Over-Allotment Option	15 %
Exchange	NASDAQ Capital Market
Proposed Symbol	EECO
Use of Proceeds	Investment in joint venture facilities and working capital requirements

***A portion or all of the 2,000,000 Class A common shares might be sold in Canada as part of this Offering**

INTRODUCTION

Ecolomondo is a clean technology company that designs and builds modular TDP facilities to turn hydrocarbon waste into marketable commodity products

- **Tires**
- **Disposable Diapers**
- **Asphalt Roof Shingles**
- **Automobile Shred Residue (ASR)**
- **Plastics**

→ **TDP** →

- **Carbon Black Substitute**
- **Light Oil**
- **Heavy Oil**
- **Gas**
- **Steel**

- Thermal Decomposition Process (TDP) in development for 25+ years
- HQ in Montreal, Quebec, Canada
- Pilot facility in Contrecoeur, Quebec, Canada
- Founded in 2007
- 13 employees

INVESTMENT HIGHLIGHTS


ECOLOMONDO


ECOLOMONDO

- ✓ Hydrocarbon waste represents ~34% of global landfill waste
- ✓ Ecolomondo's TDP system provides the only commercially available pyrolytic solution that responsibly reduces hydrocarbon waste
- ✓ Leading-edge green technology with over 1,600 hours of operation at an industrial-scale
- ✓ Consistent, high-quality commodity output with established end-markets
- ✓ Easily scalable, modular solution
- ✓ Strategically positioned to become an industry leader

MANAGEMENT TEAM

Elio Sorella, B.Com. Chairman and CEO	• 1998 –Present Chief Executive Officer for 18 years of Futurplast Extrusions, the leading plastic extrusion company in North America specializing in acrylic tubes, rods and profiles • 1995 –Present Chairman and CEO of the Sorella Group • Experience in textiles, cosmetics, real estate, plastic extrusion and transport
Donald Prinsky, CPA, CA Chief Financial Officer	• 2010 –2014 Chief Financial Officer of Ecolomondo (reappointed in Jan 2015) • 2004 –2010 Founder of Donald Prinsky Consulting Services • 1969 –2004 Richter LLC (named partner in 1979)
JF Labbé, MBA, LL.M. Senior VP & Sales	• Strategy consultant with PriceWaterhouseCoopers, Balanced Scorecard Collaborative and SECOR • Special assistant to the Minister of Finance of Canada • Counsel for Hydro-Quebec • Founding President of Recycor, a former leading Canadian scrap tire recycler
Jose Luis Quiros, MBA, Eng. VP Operations	• Process Chemical engineer for over 17 years • General Manager and Research Team Leader for Polygom, a large tire production facility
Julie Perrault, Esq. General Legal Counsel	• Corporate and legal practice for over 16 years • Responsible for stock based remuneration at CAE • Corporate Secretary and General Counsel for an IT company for 8 years
Ahmed Kamar, Ph.D. Director Automation	• Automation engineer for 10 years with G.E. Industrial Systems • Designed control system integration and process automation for several Fortune 500 companies • Over 30 scientific articles in specialized journals
Hugo Morin, Eng. Director Engineering	• Industrial engineer for biotech and waste-to-energy companies including PGNature and Biofour • Experienced in design, manufacture, installation and management of waste processing equipment

BUSINESS OVERVIEW

We expect to make profits from the sale, construction & commissioning of TDP turnkey facilities using our technology platform and to collect royalties from their operations

1. Sale of turnkey TDP facilities

- Potential customers and partners are:
  - Landfill operators
  - Product or commodity manufacturers
  - Waste processors (automobile shredders, plastics or scrap tire recyclers)
- Modular 2, 4, 6 and 8 reactor plants

2. Revenues from the operation of wholly owned and jointly owned TDP facilities

3. Full service EPC and technology:

- Facility design to sales support
- Spare parts and extended warranties
- Revenue model includes royalties (5%) and licensing fees

Sale of TDP Facility		
Facility	Sale Price	Cost
2 – Reactor	$19.5 mm	$10.9 mm
4 – Reactor	$37.5 mm	$18.4 mm
6 – Reactor	$49.5 mm	$24.6 mm
8 – Reactor	$60.0 mm	$30.2 mm

Operation of TDP Facility		
Facility	Revenue	EBITDA
2 – Reactor	$6.2 mm	$4.1 mm
4 – Reactor	$12.4 mm	$8.5 mm
6 – Reactor	$18.7 mm	$13.4 mm
8 – Reactor	$24.9 mm	$17.9 mm

5% Royalty	
Facility	Revenue
2 – Reactor	$298 k
4 – Reactor	$596 k
6 – Reactor	$894 k
8 – Reactor	$1.2 mm

Note: Revenue, EBITDA and Royalty revenues are representative of 5th year forecast

JOINT VENTURE FACILITIES



Abitibi Facility
Launch Facility
NJ Facility

Facility	Launch Facility	NJ Facility	Abitibi Facility
Partner	Ecological Recycling CG	Matzel Group	CVE Abitibi Inc.
Partner Detail	Conglomerate of investors	NJ and PA based real estate developer	Conglomerate of investors
Non-refundable Security Deposit	$722,500	$250,000	$125,000
Partner Contribution	$8,527,500	$2,562,500	$1,356,250
Ecolomondo Contribution	$9,250,000	$2,812,500	$1,481,250
JV Debt	$0	$31,875,000	$16,787,500
JV Economics	50% / 50%	50% / 50%	50% / 50%
Size	2 - Reactor	4 - Reactor	2 - Reactor
Location	Hawkesbury, ON CAN	New Jersey, USA	Malartic, QC CAN
LOI	May 12, 2014	October 10, 2015	March 25, 2016
Sale Price	$17,550,000	$37,500,000	$19,750,000

TOTAL SALES UNDER LOI TO DATE $ 74,800,000 USD

OTHER NEAR-TERM OPPORTUNITIES

Ecolomondo has signed a number of Memoranda of Understanding and is in active negotiations with potential JV partners and buyers

- Argentina
- Belgium
- Brazil
- Cameroon
- Canada
- Caribbean
- Nigeria
- Romania
- UAE
- United States
- Turkey



ECOLOMONDO'S PILOT PLANT

Two industrial size reactors

- Expected capacity of 36 tons per day (18 tons per reactor)
- Automated, efficient process utilizing closed batch technology
- Low emissions with little residue
- Latest generation reactor has been tested and operated successfully for 1,600+ hours over the last 6 years

Achieved the necessary technical milestones for industrial operations:

- Efficient process parameters and cycle times
- Operational security and safety systems
- Self automated
- Water recycling
- Post-process treatment of end-products
- Quality and consistent end-products



USINE CONTRECOEUR
COLOMONDO

ECOLOMONDO'S TDP PROCESS

Ecolomondo's TDP system takes hydrocarbon waste and efficiently breaks it down into marketable products with established end-markets



Waste Feedstock
Thermal Reaction (Reactor)
Gaseous Hydrocarbons
Condenser
Gas/Oil Separator
Gas used to heat the reactor
Gas
Oil
Solids

TDP'S INPUT & OUTPUT

INPUT

Ecolomondo's TDP platform is able to decompose most common types of hydrocarbon waste, namely:

- Tires
- Automobile Shred Residue ("ASR")
- Disposable diapers
- Asphalt roof shingles
- Plastics

Ecolomondo has focused primarily on tire waste due to the higher value of the production output.

OUTPUT*

Our process maximizes carbon black output, the end-product with the highest commercial value.



Heavy Oil
38%
Light Oil
9%
Particulate and Vapor Loss
2%
Gas
10%
Carbon Black
41%

* Average results from tests at Pilot facility and validated by BBA, Ecolomondo Technology Mass Balance, Technical Report, November 10, 2015

VALUE PROPOSITION

CARBON BLACK



/ ton
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$2,600
(1)
$2,000
Discount to Market
$1,000
$900
Gross Margin
$136
$108
Cost of Production
TDP Forcasted Sales Price
Virgin Market Price

(1) BBA Valuation

OIL



/ barrel
$35
$30
$25
$20
$15
$10
$5
$0
$30
Discount to Market
(2)
$25
$24
$25
Gross Margin
$19
Cost of Production
TDP Forcasted Sales Price
Virgin Market Price

(2) www.oil-price.net

STEEL



/ ton
$350
$300
$250
$200
$150
$100
$50
$0
$300
(3)
Discount to Market
$100
$200
Gross Margin
$38
$30
Cost of Production
TDP Forcasted Sales Price
Virgin Market Price

(3) US National Index, No 1 Busheling

Note: TDP Forecasts are based on opinions, projections, experience and data gathered at the Pilot plant and assumptions made by management
Note: Cost of production is an aggregate of cost of sale, administration, amortization, financial and operations and is assigned proportional to weighted output

TDP PRODUCTION YIELDS

Projected Production Yields From Tire Waste
(per TDP reactor)

End-Products	% of Batch	Projected Price	Per Batch		Per Day[5]		Per Year[5]	
			Yield	Revenue [3,4]	Yield	Revenue[3,4]	Yield	Revenue[3,4]
Carbon Black	41%	$900 / ton	2.46 tons	$2,214	7.38 tons	$6,642	2,472 tons	$2,225,070
Light Oil [1]	9.4%	$25 / barrel	3.65 barrels	$91	10.96 barrels	$274	3,672 barrels	$91,808
Heavy Oil [1]	37.6%	$25 / barrel	14.62 barrels	$365	43.85 barrels	$1,096	14,689 barrels	$367,230
Process Gas	10%	$200 / ton	0.60 tons	$120	1.80 tons	$360	603 tons	$120,600
Particulate loss (water, etc)	2%	Not Marketable	N/A	0	N/A	0	N/A	0
Sub-total	**100%**			**$2,791**		**$8,372**		**$2,804,708**
Steel [2]	11.4%	$100	0.77 ton	$77	2.32	$232	776	$77,587
Total				**$2,868**		**$8,604**		**$2,882,295***

Note 1: On average, one barrel weighs 308.7 lbs
Note 2: Steel is extracted at the shredding stage and is not part of the payload of the reactor
Note 3: TDP is considered a green technology and TDP facilities should be eligible for carbon credits where applicable
Note 4: Even though they are applicable in many parts of the world, we have not factored in any tipping fees in the revenues
Note 5: Chart assumes there are 3 batches per day (24 hours of operation), 335 days per year (79.5% productivity efficiency)
*** BBA's market price estimates for TDP end-products value would suggest estimated revenue of $5,225,240 per year per reactor or 81% higher revenue than management forecasts**

CARBON BLACK OUTPUT

WHAT IS CARBON BLACK?

Virtually pure elemental carbon in the form of very fine, dust like particles produced by incomplete combustion or thermal decomposition

Wide variety of uses including:

- ✓ Strengthening agent for tire and rubber products
- ✓ Coloring agent for ink, paints and plastics


CARBON BLACK

ECOLOMONDO'S CARBON BLACK

Ecolomondo's breakthrough TDP process provides a consistent carbon black substitute

- ✓ Similar in properties to utility carbon black
- ✓ Consistent and high quality particles
- ✓ Free of the often present hydrocarbon odors

End Customer

Carbon black distributors and the manufacturers of industrial products including:

- Rubber hoses and conveyor belts
- Off-road tires
- Electronics
- Master batches for plastics

INCREASING DEMAND FOR CARBON BLACK

GROWTH DRIVERS

- Increasing demand and use caused by automotive and electronic end-products
- Steady growth of global population
- Demand expected to outpace supply in 2016
- Environmental restrictions on production of virgin carbon black should increase interest in recycled carbon black

HISTORICAL PRICE INDEX OF CARBON BLACK [(1)]


Index – 1983=100
400
350
300
250
200
150
100
50
0
1985
1989
1993
1997
2001
2005
2010
2014

WORLD CONSUMPTION VS. PRODUCTION OF CARBON BLACK [(1)]


Million Tons
16
14
12
10
8
6
4
2
0
1998
2003
2008
2013
2018
Production
Consumption

WORLD CONSUMPTION OF CARBON BLACK PER CAPITA [(2)]


Lbs per Capita
5
4
3
2
1
0
1998
2003
2008
2013
2018

(1) Producer Price Index by Commodity for Chemicals and Allied Products: Carbon Black, Federal Reserve Bank of St. Louis

(2) Ceresana (Market Intelligence Consulting), Market Study on Carbon Black, April 2013.

OIL AND STEEL OUTPUT

OIL

- TDP produces an oil considered more refined than conventional crude oil, having less contaminants
- Diesel light oil (#2 equivalent) often used as a heating oil
- Heavy oil (#4 - #6 equivalent) with an ideal flash point, low sulfur and extremely low ash content which can be blended in a pool of fuel oil
- Considered a green energy source eligible for carbon credits

CUSTOMER BASE

- Refineries and processors of petroleum products
- Local distributors and industrial users

STEEL

- The average tire contains about 3 lbs of high grade steel used as a reinforcing mesh or "steel belt"
- Scrap tires are shredded before they are inserted into the TDP reactor, and steel is extracted during the shredding stage

CUSTOMER BASE

- Steel recyclers
- Foundries
- Steel mills

COMPETITIVE ADVANTAGES

Ecolomomondo's TDP system is the only commercially available pyrolytic solution that responsibly reduces and recycles hydrocarbon waste

- ✓ Produces consistent, high quality end-products
- ✓ Large production yields of high grade carbon black per batch of feedstock
- ✓ Low production costs
- ✓ Low emissions (eco-friendly) and little residue


ECOLOMONDO


ECOLOMONDO

Why Ecolomondo can succeed, where others have failed

- ✓ TDP system extracts a higher value from hydrocarbon waste than competing pyrolytic processes
- ✓ Pilot facility has operated on industrial scale in tests
- ✓ Modular design allows for ease of scalability
- ✓ Proprietary, turnkey automated system
- ✓ Low chemical and water usage
- ✓ Successfully reduces the need to landfill and burn

ECOLOMONDO'S GROWTH STRATEGY

1	2	3
BUILD "LAUNCH" FACILITY	**CONTINUE DEVELOPING AND MARKETING THE TDP PLATFORM GLOBALLY**	**BE A FULL SERVICE PROVIDER**
Use as showpiece to promote the TDP platform Validate production volumes and revenue forecasts	Sell to third parties, jointly own and wholly own TDP turnkey facilities Sell modular plants customized to client needs Continue developing MOUs and LOIs for future sales Promote TDP platform through strategic partners Accept licensing opportunities where appropriate Identify strategic areas favoring feedstock and off take agreements	Facilitate and help clients secure financing, permits, feedstock and off take agreements Provide technical support, parts and after-market services


ECOLOMONDO

Appendix

FEEDSTOCK AVAILABILITY

There is no one source estimating accurately the total volume of hydrocarbon waste and the amount of feedstock supply that can be used in the waste-pyrolysis industry in the United States or worldwide. All of the estimates below are our assumptions, based on information on hydrocarbon waste from industry and/or found from internet sources. Based on the information gathered, we have estimated the annual volumes of waste in each category that could be processed in waste-pyrolysis facilities. Our assumptions for feedstock availability in the United States and worldwide are outlined below, along with our estimates of annual volumes of waste that could be processed in waste-pyrolysis facilities in the United States and worldwide. These volumes are estimates only and are not intended to be used as firm data for feedstock availability, however they help us approximate what we believe to be the market size for TDP facilities:

	AVAILABLE FEEDSTOCK: US MARKET			AVAILABLE FEEDSTOCK: WORLD MARKET		
MATERIAL	VOLUME PER YEAR (MM TONS)	ADDRESSABLE MARKET	TONS/YEAR	VOLUME PER YEAR (MM TONS)	ADDRESSABLE MARKET	TONS/YEAR
Scrap Tires	3.8	40%	1,529,704	15	40%	6,000,000
ASR (Car Fluff)	3.4	25%	843,750	9.1	25%	2,275,000
Cross Contaminated Plastics	32 (less 9% recycling)	25%	7,280,000	130	25%	29,575,000
Disposable Diapers	3.59	10%	897,500	18.2	10%	1,820,00
Asphalt Roof Shingles	8	25%	2,000,000	N/A	N/A	N/A
TOTAL ESTIMATED			12,550,954 TONS			39,670,000 TONS
# of TDP reactors			2,081 reactors			6,579 reactors
Estimated sales value of TDP reactors			$15.6 B			$49.3 B

4 REACTOR FACILITY P&L

(MILLIONS)	YEAR 1	YEAR 2	YEAR 3	YEAR 4	YEAR 5
REVENUE					
Carbon Black	8.87	9.05	9.23	9.41	9.60
Oil	1.83	1.87	1.90	1.94	1.98
Process Gas	.48	.49	.50	.51	.52
Steel	.31	.32	.32	.33	.33
TOTAL REVENUE (1,2,3)	**11.49**	**11.72**	**11.96**	**12.20**	**12.44**
EXPENSE					
Operating Expense	3.32	3.39	3.46	3.52	3.60
Other Expenses					
Administration	.34	.35	.35	.36	.37
Amortization	2.51	2.51	2.51	2.51	2.51
Financial	2.28	2.08	1.76	1.44	1.12
EBITDA	**7.83**	**7.99**	**8.15**	**8.31**	**8.48**
NET INCOME	**2.13**	**2.38**	**2.72**	**3.06**	**3.39**
Payback Period on FCF	5.9 years				

(Forecast*)

Note 1: TDP is considered a green technology and TDP facilities should be eligible for carbon credits where applicable
Note 2: Even though they are applicable in many parts of the world, we have not factored in any tipping fees in the revenues
Note 3: * BBA's market price estimates for TDP end-products value would suggest estimated revenue of $5,225,240 per year per reactor or 81% higher revenue than managment forecasts
*The company assumes a 2% annual increase in expenses and revenues. Financial expenses are reduced as debt is repaid.

INDEPENDENT MASS BALANCE AUDITS OF TDP

Audit	Payload (lb)	Results (lb)				Cycle time
		Carbon Black	Oil	Gas	Particulate Loss	
Sixth Element Sustainable Management, by Gerald Kutney. Appraisal of Ecolomondo for Chardan Capital Markets, November 25, 2014. Batch 1	11,618.2	5,010.2 (43%)	5,456.3 (47.0%)	1,145.4 (9.9%)	6.3 (0.05%)	6h 50
Sixth Element Sustainable Management, by Gerald Kutney. Appraisal of Ecolomondo for Chardan Capital Markets, November 25, 2014. Batch 2	11,822.8	5,320.3 (45%)	5,438.8 (46.0%)	1,050.7 (8.9%)	13 (0.1%)	6h 20
BBA, by Lyne Ricard. Ecolomondo Technology Mass Balance, November 10, 2015.	12,537.3	5,082.0 (40.5%)	6,627.6 (52.9%)	828.8 (6.6%)	0	6h 45

TDP REVIEWS BY KEY OPINION LEADERS

Dr. Gerald Kutney, Ph. D. Managing Director Sixth Element Sustainable Management	"I was impressed by the simplicity of the operation, which was complemented by the automation system. The simplicity also supports the consistent quality of the recycled carbon black and the oil." "A basic, but important, observation in regards to product quality is the absence of significant odor and the free-flowing nature of the recycled carbon black."
Dr. Franco Berruti, Ph. D., P. Eng. Director Institute for Chemicals and Fuels from Alternative Resources at Western University	"The solution developed by Ecolomondo's team of scientists and engineers is a green one. Nothing goes to waste! Ecolomondo offers an innovative Canadian modular technology which has been proven capable of processing batches of up to 12,000 lbs (6 tons) of waste. The technology is robust, safe and the products are of high quality."
Jean-Remi Lanteigne, Ph.D. Polytechnique Montreal	'It is important to mention that Ecolomondo owns one of the rare pyrolysis technologies in the world which has demonstrated it can operate successfully at an industrial scale.' (translation from doctorate thesis)


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